EXHIBIT 99.2

PRESS RELEASE For Immediate Release
Monolithic Power Systems, Inc.
6409 Guadalupe Mines Road
San Jose, CA 95120 USA
T: 408-826-0600, F: 408-826-0601
www.monolithicpower.com

Monolithic Power Systems Announces an Increase to Stock Repurchase Program from $50 Million to $70 Million

SAN JOSE, Calif. — February 2, 2011 —  Monolithic Power Systems, Inc. (Nasdaq:MPWR) (“MPS”) today announced that its Board of Directors has approved an increase to the stock repurchase program, previously announced in August 2010, from $50 million to $70 million through December 31, 2011.  From August 2, 2010 through December 31, 2010, the Company repurchased shares totaling $31.5 million.

“MPS is in a very strong cash position and we believe that it is in the best interest of our shareholders to increase the repurchase amount,” said Meera Rao, chief financial officer of MPS.

The repurchases will be funded from available working capital. As of December 31, 2010, MPS had cash, cash equivalents and investments of approximately $196.9 million, and approximately 36.7 million diluted weighted average shares of common stock outstanding.

Stock repurchases under the program may be made through open market repurchases, privately negotiated transactions or other structures in accordance with applicable state and federal securities laws, at times and in amounts as management deems appropriate.  The timing and the amount of any repurchased common stock will be determined by MPS’ management based on its evaluation of market conditions, legal requirements, share price, and other factors. Repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate MPS to purchase any particular number of shares and may be suspended, modified, or discontinued at any time without prior notice.

About Monolithic Power Systems, Inc.
Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in San Jose, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

Forward-Looking Statements

Actual events may differ materially from those indicated or suggested by such forward looking statements as a result of various important factors including, among others, the market price of the Company's common stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, general economic condition, and other factors as identified in the Company's most recent Quarterly Report on Form 10-Q filed with the SEC (a copy of which may be accessed through the company’s website at www.monolithicpower.com). In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

Contact:
Meera Rao
Chief Financial Officer
Monolithic Power Systems, Inc.
408-826-0777
investors@monolithicpower.com